Exhibit 1.12

PRESS RELEASE

Stezzano (BG), 4 August 2023

Filing and publication of the minutes of the Extraordinary Shareholders’
Meeting of Brembo relevant to the Cross-Border Conversion

Right of withdrawal

This is to announce that the minutes of the Extraordinary Shareholder’s Meeting of Brembo S.p.A. (“Brembo” or the “Company”), held on 27 July 2023 in a single call (the “Shareholder’s Meeting”), was filed today with the Company Register. In its extraordinary session, the Shareholder’s Meeting approved, the cross-border conversion of Brembo S.p.A. from Italy to the Netherlands, and relevant and ensuing resolutions (the “Cross-Border Conversion”).

Pursuant to applicable law, as of today the minutes of the Extraordinary Shareholder’s Meeting relevant to the Cross-Border Conversion is available to the public at the Company’s registered offices, on the Company’s website (www.brembo.com) and on the authorized central storage mechanism “1info-storage” at the website www.1info.it.

The shareholders of Brembo who did not contribute to passing the resolution concerning the Cross-Border Conversion, i.e., shareholders who were absent, abstained or voted against, are entitled to exercise - within 19 August 2023 - the right of withdrawal pursuant to Article 2437, paragraph 1, of the Italian Civil Code (the “Right of Withdrawal”). The Right of Withdrawal applies to all, or part of, Brembo shares owned by the Company’s shareholders entitled to exercise the Right of Withdrawal.

Information relating to the withdrawal right is included in the notice available on the Company website www.brembo.com, Investors - for shareholders - Registered Office Relocation, on the authorized central storage mechanism “1info-storage”, at the website www.1info.it, and will be published by excerpt on IlSole24Ore tomorrow, 5 August 2023, pursuant to applicable law.

DISCLAIMER FOR U.S. INVESTORS

THIS TRANSACTION IS PROPOSED WITH RESPECT TO THE SECURITIES OF A FOREIGN COMPANY. THE TRANSACTION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE DOCUMENTS RELATING TO THE TRANSACTION, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.
IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT. YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN IN THE CONTEXT OF THE TRANSACTION, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

About Brembo S.p.A.
Brembo leads the world in the design and production of high-performance braking systems and components for top manufacturers of cars, motorbikes and commercial vehicles. Founded in 1961 in Italy, Brembo has a long-standing reputation for providing innovative solutions for OEMs and aftermarket. Brembo also competes in the most challenging motorsport championships in the world and has won over 600 titles.
Guided by its strategic vision – “Turning Energy into Inspiration” – Brembo’s ambition is to help shape the future of mobility through cutting-edge, digital and sustainable solutions.
With about 15,000 people across 15 countries, 31 production and business sites, 9 R&D centers and with a turnover of € 3,629 million in 2022, Brembo is the trusted solution provider for everyone who demands the best driving experience.

For information:	Laura Panseri – Head of Investor Relations Brembo SpA
Tel. +39 035 6052145 @: laura_panseri@brembo.it

Roberto Cattaneo – Chief Communication Officer Brembo SpA
Tel. +39 035 6052347 @: roberto_cattaneo@brembo.it

Daniele Zibetti – Corporate Media Relations Brembo SpA
Tel. +39 035 6053138 @: daniele_zibetti@brembo.it